Exhibit 99.1

Cytori Will Become Plus Therapeutics, Inc.

Plus Therapeutics Reflects A New Focus On Developing Innovative Drugs

Austin, Texas, July 16, 2019 (GLOBE NEWSWIRE) – Cytori Therapeutics, Inc. (Nasdaq: CYTX) (the “company”) announced yesterday a new direction and identity.

Since the beginning of 2019, the company has successfully evaluated and transformed its pipeline to place a stronger emphasis on product candidates that can maximize returns for shareholders and make a clinically meaningful impact for patients.  Plus Therapeutics, Inc. plans to create and realize this value by developing drugs for niche and orphan markets, initially in oncology, that address significant unmet or substantially underserved medical needs and that represent global revenue opportunities estimated to be $250 million or more.  We intend to focus our development activities in ways that can leverage the U.S. FDA’s accelerated regulatory pathways and enable the company to apply its in-house expertise in nanoparticle drug design, complex formulation, and drug manufacturing and scale-up.

“Our core development concept will be to combine known active pharmaceutical ingredients, or drugs, with new delivery approaches and/or formulations, resulting in innovative therapies with improved safety, efficacy, and/or convenience,” said Marc H. Hedrick MD, President and CEO.

The company’s initial development focus will be on DocePLUS (formerly ATI-1123) -- a complex, injectable, patented, albumin-stabilized pegylated liposomal docetaxel -- for which a U.S. Phase 1 clinical trial has been completed and published.  The company has previously announced that it has received feedback from the U.S. FDA that a 505(b)(2) new drug application appears to be an acceptable regulatory approach for DocePLUS.  Plus Therapeutics intends to submit a Phase 2 clinical trial protocol in Small Cell Lung Cancer patients with platinum-sensitive disease who progressed at least 60 days after initiation of first-line chemotherapy to the U.S. FDA in the second half of 2019.

Coinciding with this new focus on DocePLUS, the company has determined that DoxoPLUS (formerly ATI-0918) –- a generic pegylated liposomal doxorubicin -- no longer satisfies the aforementioned development and revenue criteria.  As a result, we have elected to focus on divesting DoxoPLUS and are currently presenting this opportunity to external parties.

To complement and reinforce the new company direction, a new company brand will be established.  We have created, designed, and launched a new company visual identity, mission, vision, values, website, and social media sites based on the brand promise of ‘Delivering More For Patients’.

“We took a holistic approach to branding the company under the new Plus Therapeutics name,” said Russ Havranek, Vice President, Marketing and Portfolio Management.  “We believe that Plus Therapeutics will clearly align, drive, and navigate the business forward, ultimately helping patients who are battling cancer and other life-threatening diseases.”

The company has reserved a new stock symbol, PSTV, and plans to submit notice of the company name change to the Nasdaq Stock Exchange.  We expect to trade under the new symbol within the next few weeks.  Until then, the company intends to continue to trade on Nasdaq under its current stock symbol, CYTX.

About Plus Therapeutics, Inc.

Plus Therapeutics is a clinical-stage pharmaceutical company focused on making a positive impact on patients’ lives and adding value to the healthcare system. We are a Nasdaq-listed company with our company headquarters located in Austin, TX.  We also have a manufacturing facility in San Antonio, TX and a satellite office in San Diego, CA.

The lead product candidate in our pipeline, DocePLUS, is being developed in the U.S. by a dedicated and energetic team of biologists, chemists, engineers, and other professionals.  This diverse and experienced team is using our proprietary and versatile nanotechnology platform in an effort to reformulate and improve conventional, workhorse chemotherapeutics to provide meaningful benefits to patients and healthcare providers.  The platform also serves as the foundation and affords us the opportunity in the future to develop additional drugs for oncology and other therapeutic areas.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our plans to develop DocePLUS, including our intention to submit a Phase 2 clinical trial protocol; the company’s plan to develop drugs for niche and orphan markets; the company’s intention to focus development activities in ways that can leverage the U.S. FDA’s accelerated regulatory pathways; the company’s core development concept and initial development focus; the potential divestiture of DoxoPLUS; the potential size of the market for our product candidates; future development and/or expansion of our product candidates and therapies in our markets; our ability to generate product or development revenues and the sources of such revenues; our ability to obtain and maintain regulatory approvals; the timing of the company’s change in trading symbol. Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: the early stage of our product candidates and therapies, the results of our research and development activities, including uncertainties relating to the clinical trials of our product candidates and therapies;

Exhibit 99.1

our need and ability to raise additional cash, the outcome of our partnering/licensing efforts, risks associated with laws or regulatory requirements applicable to us, market conditions, product performance, potential litigation, and competition within the regenerative medicine field. The forward-looking statements included in this press release are subject to a number of additional material risks and uncertainties, including but not limited to the risks described under the “Risk Factors” in the company’s Securities and Exchange Commission filings, included in the company’s annual and quarterly reports.

There may be events in the future that the company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the company has an obligation under U.S. Federal securities laws to do so.

Plus Therapeutics, Inc.

Phone:  +1.737.255.7194

Email:  ir@plustherapeutics.com

Website:  plustherapeutics.com

Source:  Plus Therapeutics, Inc.